Exhibit 15.1

May 10, 2005

Doane Pet Care Company
Brentwood, Tennessee

Re: Registration Statement Nos. 333-43643 and 333-70759 on Form S-3 and Registration Statement Nos. 333-104767, 333-104767-01 and 333-104767-02 on Form S-2.

With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated May 10, 2005 related to our review of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an accountant, or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP

Nashville, Tennessee